SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25


                           NOTIFICATION OF LATE FILING

|_| Form 10-K and Form 10-KSB    |_| Form 11-K            |_| Form 20-F
|X| Form 10-Q and Form 10-QSB    |_| Form N-SAR

     For Period Ended: July 31, 2006

|_| Transition Report on Form 10-K |_| Transition Report on Form 10-Q |_| Transition Report on Form 20-F |_| Transition Report on Form N-SAR

     For the Transition Period Ended:

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:_________________________
________________________________________________________________________________


                        PART I -- REGISTRANT INFORMATION

                          QUADTECH INTERNATIONAL, INC.
                          ----------------------------
                             Full Name of Registrant

                      1055 West Hastings Street, Suite 300
                      ------------------------------------
            Address of Principal Executive Office (Street and Number)

                   Vancouver, British Columbia, Canada V6E 2E9
                   -------------------------------------------
                            City, State and Zip Code


                       PART II -- RULE 12b-25 (b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25 (b), the following should be completed. (Check box if appropriate.)

       |        (a)     The reasons  described in reasonable  detail in Part III
       |                of  this   form   could   not  be   eliminated   without
       |                unreasonable effort or expense;
       |        (b)     The   subject   annual   report,   semi-annual   report,
       |                transition report on Form 10-K, 20-F, 11-K or Form 10-Q,
       |                or portion  thereof  will be filed on or before the 15th
 |X|   |                calendar day following the  prescribed  due date; or the
       |                subject  quarterly  report or transition  report on Form
       |                10-Q, or portion  thereof will be filed on or before the
       |                5th calendar day following the prescribed due date; and
       |        (c)     The accountant's  statement or other exhibit required by
       |                Rule 12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

     State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period.

     The compilation, dissemination and review of the information required to be presented in the Form 10-QSB for the relevant fiscal quarter has imposed time constraints that have rendered timely filing of the Form 10-QSB impracticable without undue hardship and expense to the registrant. The registrant undertakes the responsibility to file such quarterly report no later than five days after its original due date.

                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

   John Meier, CEO              (604)                 331-2511
   ---------------              -----                 --------
      (Name)                 (Area Code)         (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                 |X| Yes |_| No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                 |_| Yes |X| No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                          QUADTECH INTERNATIONAL, INC.
                   Name of Registrant as Specified in Charter.

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Dated:  September 14, 2006                  /s/ John Meier
                                            ---------------
                                            By: John Meier
                                            Title: Chief Executive Officer